Monthly Report - May 31, 2013

TriView Global Fund, LLC

The Net Asset Value of a unit as of May 31, 2013 was   $651.94    down    -0.48% from $655.11 last month.

STATEMENT OF CHANGES IN NET ASSET VALUE

Current Period Year To Date

Net Asset Value (1918.154 units) at April 30,2013

$

1,256,596.95    $

779,573.69

Addition of 0 units on May 01, 2013

-

742,979.04

Redemption of 176.564 units on May 31, 2013

(115,109.25)

(312,694.72) Net income (loss)

(6,075.79)

(74,446.10)

Ending Net Asset Value (1741.590 units) at May 31, 2013

Net Asset Value per Unit at May 31, 2013

$

1,135,411.91    $

$

651.94

1,135,411.91

STATEMENT OF INCOME AND (LOSS)

Income:

Gain (loss) on trading of commodity futures:

Current Period

YTD

Realized gain (loss) on closed contracts  7,212.97  36,086.76

Change in unrealized gain (loss) on open accounts  14,143.75  14,143.75

Interest income

0.88

Total: Income  21,356.72  50,231.39

Expenses:

Brokerage commissions

7,071.64

33,711.47

Operating expenses  11,044.44  51,815.95

Incentive fee  2,362.26  5,277.57

Management fee  2,101.62  9,609.76

Continuing service fee

-

- Organizational & offering expenses

4,852.55

24,262.74

Total: Expenses  27,432.51  124,677.49

Net Income (Loss) - May 31, 2013

$

(6,075.79)   $

(74,446.10)

To the best of my knowledge and belief, the information contained in this account statement is accurate and complete.

Michael P. Pacult, President TriView Capital Management, Inc. General Partner/CPO

TriView Global Fund, LLC

Prepared without audit